Exhibit 99.2

Concord Acquisition Corp & Circle Internet Financial Audio NetRoadshow

Dante Disparte:	Hello and welcome to Circle Internet Financial’s investor presentation detailing today’s announcement of its intended merger with Concord Acquisition Corp.

Joining us today are Bob Diamond, Chairman of Concord Acquisition Corp; Jeremy Allaire, co-founder and Chief Executive Officer of Circle Internet Financial; and Jeremy Fox-Geen, Chief Financial Officer of Circle Internet Financial. Today’s presentation has been prerecorded and management will not be taking questions following the presentation.

Before we start, let me remind you of the safe harbor language accompanying today’s presentation. Specifically, please be aware that any forward-looking statements or comments we make about Circle or Concord Acquisition Corp’s future expectations, beliefs, plans, objectives, financial condition, assumptions, performance, projections, forecasts or other characterizations of future events or circumstances are subject to risks, uncertainties and other factors that could cause Circle and/or Concord’s actual results to differ materially from such statements. For more information, please refer to the risk factors discussed in Concord’s Form 8-K that was filed this morning with the US SEC as well as Concord’s previous SEC filings. All forward-looking statements that we make during this call are qualified by this cautionary statement. You should not place undue reliance on forward-looking statements which speak only as of today and for which we assume no responsibility to update. With that, let me turn it over to Bob Diamond, Concord Acquisition Corp’s chairman. Bob?

Bob Diamond:	Thank you very much. I am delighted to be here. I am the co-founder and chief executive of Atlas Merchant Capital which is a specialist focused on financial services investing in the developed economies. When we made a decision to issue our first SPAC, Concord Acquisition Corp in December 2020, we could not have imagined a better merger partner than Circle. It has exactly the platform we were thinking about: digital currency, blockchain, stablecoin, payments, transaction and treasury services. But more importantly, it has the leadership, both in terms of vision but also in terms of attracting and retaining talent that is brought to you by Jeremy Allaire.

The Concord team are seriously committed shareholders and are here to work and be a part of the growth agenda with Jeremy and the team. We want to do this both as operators and advisors, and we have huge support for the very, very exciting growth agenda ahead. We think our help is along a number of areas. It’s connectivity through our advisors. You know many of them from being the board of Concord Acquisition Corp, Tom King, Pete Ort, Jeff Tuder, Larry Leibowitz, Henry Helgeson, but you also know through the advisors to Atlas Merchant Capital, Hugh Sussman, Larry Summers, Jim McCann. That connectivity can help with commercial partners in the insurance industry and the asset management industry and the backing industry, but it can also help with connectivity to key regions and key financial centers such as Singapore, Tokyo, Abu Dhabi, and Qatar.

One of the most important initiatives for Jeremy is the talent agenda attracting and retaining talent at scale over the next couple of years, an area that we can be very helpful. Lastly and importantly is we look to replicate the success in US dollars in euro, in sterling, and in yen.

You can tell by this introduction how excited we are at Concord Acquisition Corp about today’s announcement, and even more about working closely with Jeremy and Jeremy over the coming years. Jeremy Allaire, over to you.

Jeremy Allaire:	Thank you so much, Bob. This is Jeremy Allaire, co-founder and CEO here at Circle. I’m really excited to share the Circle mission, vision and business story with everyone today. Our mission is to raise global economic prosperity through the frictionless exchange of financial value. This mission has powered the company since our inception nearly eight years ago, and we’re building an extraordinary business on that basis that in the coming years will help bring hundreds of thousands of companies into this world of digital currency, payments and treasury infrastructure. We founded the company and built an incredible business already with some fantastic partnerships and customers which we’ll talk more about and we’re really just getting started.

The Circle leadership team brings an exceptional amount of both broad and deep experience from the digital currency industry from the last eight years, tremendous leadership out of internet technology companies, great fintech companies, financial services companies, executives that have built and operated at scale in all of the relevant industries that make what Circle does possible.

When we founded Circle eight years ago, we envisioned a lot of things becoming possible. Back then, there was really just Bitcoin as a technology in the digital currency realm, but there are a lot of ideas about how you could build on top of that foundation to create a much more open, much more connected, and much more interoperable financial system. We envisioned then and are starting to realize now a world where storing and moving value could be as frictionless, immediate and nearly as cost effective as moving data and content on the internet.

We also saw then the possibility of what people were calling programmable money back then, the idea that smart contracts could create autonomous software that ran on these networks that could actually facilitate the allocation of capital, borrowing and lending decisions, savings and investment decisions mediated by software, not humans, on the public internet, and ultimately a world where capital markets themselves could become as global and diversified as all of the other marketplaces that we have on the internet today whether that’s in commerce, content, communications, transportation and in so many other areas. Today, we are starting to see many of these early visions materialize in a fairly dramatic fashion.

As we think about Circle and we think about this ultimate public company debut of Circle, it’s really built on the foundation of a world-changing technology, in this case the inception of Bitcoin through Satoshi’s white paper. And in particular, we think about that foundational technology and what it can do over time. As we’ve discussed already, we see crypto and blockchain technology doing for the global exchange of value what the internet did for the global exchange of information. Like other major technologies that then led to the development of incredible businesses and incredible companies, we think very much of course that that opportunity exists now with Circle and the business that we’re building.

As we think about what we’re doing, as we think about the infrastructure that we’re building -- and by we I don’t just mean Circle -- I’m really referring to the broader ecosystem of projects and developers and companies that are building this blockchain-based financial system, I don’t think it’s over-ambitious to say that we are in fact rebuilding the world’s economic infrastructure from the ground up as internet native technology, internet native money at the foundation, money that moves with the speed and efficacy of the internet with the global reach and efficacy that we see there, and fundamentally more innovative forms of money, programmable money, that are built on public open networks as opposed to closed permissioned networks.

In contrast to what is oftentimes referred to as next-gen fintechs, what we’ve seen out of fintechs so far has been I think a lot of innovation in the user experience, a lot of innovation around customer interactions, but not a lot of progress in the legacy core of the financial system. Blockchain finance for the first time really represents this transformation of the core of the financial system and really doing that in an internet native fashion.

Combined, these changes are going to have a dramatic impact. We believe in the coming years that the storage of value and the movement of value and payments will become as instantaneous and low cost as information, ultimately commoditizing payments and value exchange. That, we believe, is going to lead to far greater enfranchisement and participation in the global financial system as billions of people begin to access the global digital economy. But also new business models -- new business models for how content can be monetized, how marketplaces can function on the internet, and ultimately a bridge into all the existing assets of the existing world, whether those be physical assets, securities assets and digital goods, linked together through the use of stablecoins or new models of fiat digital currency that become a powerful fluid for making this new financial system work.

That leads us to just a discussion here of stablecoins themselves. Circle created and operates USD coin, or USDC. This is something we began work on four years ago and brought into the market in a partnership with Coinbase in 2018. You can think about USDC as sort of the global financial system meeting an internet native currency. USDC is a fully reserved, dollar-based digital currency that’s always redeemable one-for-one. It’s built on the public internet. It’s built to run on public blockchain infrastructures with the same reach as the internet. And as a digital dollar, it operates at the speed of the internet, 24-7-365 on a global basis. We’ve built this under the regulatory perimeter of US payments and banking law within the two-tiered banking system, a sound foundation for dollar digital currency.

USDC is not displacing the existing central bank money. It sits inside that two-tiered banking system. It’s not volatile like other cryptocurrencies. But it’s also not bound by the limitations that exist in the existing fiat currency system. It’s a dramatically better dollar digital currency model.

USDC has seen extraordinary growth. In 2021 alone, we began the year with 4 billion USDC in circulation, and as of May 31, over 22.6 billion USDC in circulation representing over 6,000% year-to-date compounded annual growth rate. Similarly, the volume of payment transactions using USDC on public blockchains is over 640 billion at the end of May. So we’ve seen this tremendous growth in USDC in circulation and adoption as it begins to permutate the internet as the fastest growing dollar digital currency in the world.

What’s happened as part of this is organically we have been helping to build a global internet native settlement infrastructure. USDC is an open protocol. Anyone who’s building a piece of software or hardware, a financial product, a financial service can connect to these public blockchain networks and can connect to the USDC protocol and settle transactions. That’s led to thousands of companies that are connecting to USDC and connecting it to currencies around the world to users and institutions in over 180 countries.

This global internet native settlement infrastructure has happened organically without Circle having to go and build business development relationships with all these firms. By providing a standard that other people can connect to and build on, we’ve already achieved this level of global reach, and that’s reflected in our business. Today, Circle customers are already highly global. More than 50% of our customers are outside the US and we’re investing very aggressively to expand what we do internationally as we see such an incredible opportunity for digital currency payments and treasury services around the world.

I’m going to turn this over to Jeremy Fox-Geen, Circle’s Chief Financial Officer, to provide some additional context on the market opportunity and lay out some of the core tenets of the Circle business.

Jeremy Fox-Geen:	Thank you, Jeremy. As we’ve just noted, we’ve seen growing adoption and usage of the USDC across an ever-widening range of use cases. So what is that opportunity while we believe that the use case for USDC is the same as the use case for a dollar. For many of those use cases, USDC is the better product. It can move quicker at the speed of the internet, settle quicker with finality at close to zero cost. Better products tend to take significant share over time and with the M2 money supply as that target market, investors can form their own views as to our share potential with 1% being $1.3 trillion. Whatever your views, 1%, 3%, 5%, the potential is huge.

Let me briefly turn to describe our business and our business models. First, we operate the core market infrastructure of USDC and we are the sole maintain issuer. To create one USDC, a customer deposits one US dollar into their Circle account whereupon we issue one USDC to that customer at no cost who is then free to use it at their convenience. Our customer can at any time choose to redeem that USDC for one US dollar, again at no cost. The ability to create and redeem USDC for a dollar is a core part of the USDC value proposition, and in return we hold those US dollar reserves and earn interest income on those reserves under the supervision of our regulators. So all maintaining and redeeming of USDC takes place within the US regulatory perimeter. The US dollar-denominated reserves backing USDC are held within the US regulated financial system. Circle is regulated and supervised under US law. We are audited by a leading global public accounting firm, and as a public company our audited financial statements will be publicly filed under SEC rules and supervision. In addition, we publish a monthly attestation as to the sufficiency of the US dollar-denominated reserves backing the USDC in circulation.

Second is our transaction and treasury services business. Through the Circle account and a suite of APIs, we offer a broad and growing range of transaction and treasury services for our business customers. These APIs include payments and payouts APIs, to send and receive fiat currency from 180 countries along all Legacy payment rails, while settling natively in USDC into our customers’ Circle accounts.

We offer account APIs to enable our customers to manage account infrastructure for their multiple customers and we offer treasury products including Circle Yield and our DeFi API, enabling our customers to access the attractive and rapidly growing digital currency markets to earn yield on their USDC. The best way to conceive of these products and their market potential is to consider them a direct analog to the corporate and transaction banking businesses that sits at the heart of every major financial institution offering banking services to business customers. As more and more businesses use digital currency and more and more businesses hold an ever greater amount of their working capital in digital currency, it is clear that every business on the planet is going to need a digital currency bank account. We believe that we are well placed to capture a significant share of this rapidly growing market.

Finally, we operate SeedInvest, a leading platform for capital formation on the internet which has helped hundreds of businesses raise hundreds of millions of dollars from over half a million investors. Jeremy, why don’t you take us through these products and services in more detail?

Jeremy Allaire:	Thanks, Jeremy. Just to start, at the foundation is the Circle account and the Circle account is a free entry point for businesses that want to operate with USDC and digital currency. With a Circle account, companies can open accounts from around the world, connect their banks from almost 90 countries, convert, create, redeem USDC at par at no cost, hold USDC in custody, and make on-blockchain payments seamlessly.

On top of that free Circle account, companies monetize with Circle with Circle API services and the newly announced Circle Yield services. Our customers are diverse. They span banks and financial institutions, startup fintechs and established fintechs, blockchain companies, digital content companies, institutional trading firms, and e-commerce marketplaces. And we’re continuing to see the broadening out of the types of companies and use cases that are adopting digital currency as a core part of how they manage their own payments and treasury needs.

The Circle API services which is the core of Circle’s transaction services, comprise a powerful suite of infrastructure for digital currency payments and treasury use cases. These are building blocks. A company can use the payments API or payouts API to accept and make payments across Legacy rails that seamlessly settle in and out of USDC and other digital currencies.

They can also use our account’s infrastructure to store and manage in a very secure fashion USDC and soon Bitcoin and Ether within their own treasury infrastructures. This is powerful for firms that want to manage more complex fund flows or manage imbedded finance applications.

Finally with our new DeFi API, we’re providing a way for institutions and businesses to access yield that exists in decentralized financial market infrastructure, one of the most rapidly growing areas in the digital currency and blockchain ecosystem.

We’re seeing some really exciting and accelerating use cases for Circle APIs, USDC, and related technologies. On one hand, we have Dapper, a company whose renowned NBA Top Shot has grown incredibly fast in this new arena of monetizing scarce digital intellectual property using what are called non-fungible tokens, or NFTs. Dapper uses Circle infrastructure to seamlessly enable various forms of fiat payments that settle in the USDC and then can interact in their onchain marketplaces enabling a seamless exchange for the end users that want to own and possess these new forms of digital goods.

On the other end is FTX, one of the most dynamic and fast-growing digital asset exchanges in the world who’ve adopted Circle APIs to connect users internationally and in the United States to their exchange and brokerage products in a seamless way and utilizing USDC as a core part of their own treasury infrastructure for one of the most dynamic exchanges in the world.

Finally Visa, where Circle has formed a critical commercial partnership which we announced last December, which is bringing some exciting new things into the world. Recently Visa announced that they had integrated USDC directly into VisaNet as a currency and settlement infrastructure enabling Visa credential issuers, Visa card issuers from digital wallets to actually settle transactions directly with Visa over public blockchain networks using USDC. This is part of a broader effort to bridge digital currency and mainstream merchants all around the world.

Our Yield services provide a compelling and powerful way for institutions and corporations to access the yields that are coming from stablecoin and USDC-based borrowing and lending markets. These have grown very dramatically over the past number of years and provide customers with a safe, regulated, risk-managed product, a secured facility that allows a corporation to move USDC into Circle Yield and access fixed-rate returns ranging from 3% to sometimes as high as 7% or greater. These rates are, of course, subject to change in market conditions. This is a powerful way for corporate treasurers, financial institutions and others to get access to these high-yield markets, but do that in a regulated, secured, and institutionally accessible manner through Circle Yield.

Then SeedInvest. SeedInvest is a business Circle acquired a couple of years ago as part of a vision to bring traditional securities into digital assets and to help allow businesses to form capital and raise capital directly on the internet. SeedInvest over the past years has helped hundreds of companies raise hundreds of millions of dollars from over half a million unique investors, both accredited investors but critically also unaccredited investors, building a powerful, two-sided marketplace for investing in companies on the internet.

Our vision for SeedInvest is to take this core foundation of helping raise capital on the internet and bridge that into the world or tokenized capital markets of existing forms of securities in the form of equity, debt or property to become digital assets and to enable businesses to raise capital using those directly on the internet through this regulated broker dealer offering. And crucially, we believe in the future these digital asset securities will connect to the growing and global digital asset exchanges that increasingly will support the trading of a far, far more diverse range of digital asset tokens and securities fundamentally participating in what we believe is an enormous opportunity for the tokenization of capital markets as a whole.

Circle has built our platform over seven years. We’ve built an incredible foundation that puts in a very, very strong competitive position, seven years of research and development of building strong and durable relationships with regulators around the world, building the risk and compliance infrastructure needed to operate in this seamless world of digital currency and blockchains, and building fundamental transaction and custody infrastructure that can work at scale in securing the digital assets that businesses are using to operate in this new arena.

I’m going to turn this over now to Jeremy again to discuss the financial opportunity of Circle.

Jeremy Fox-Geen:	Thank you, Jeremy. I’ll spend a couple of minutes on the fundamentals of our financial model. We operate with two reportable segments, Circle and SeedInvest. And we discussed how the growing myriad of USDC use cases is driving rapid adoption and exponential growth in USDC in circulation.

We earn interest income from the US dollar-denominated reserve we hold against that USDC which is driven by the size and growth of that reserve and by the return we earn on it. Our regulators determine the perimeter of permissible investments and we operate under the reserve management policy of Centre, the consortium we founded to create governance standards for digital currency, and we hold ourselves to even higher risk management standards than those required of us by law.

We share a portion of this revenue on a direct pass-through basis with CoinBase, our partner in the Centre consortium who acts as a significant distributor of USDC. Over time you might expect us to bring additional partners into Centre, world-class institutions who can catalyze significant incremental adoption of USDC and so grow both the overall pie and our absolute share of income at the cost of a smaller share of that much larger pie. Further, you might expect us to launch other digital currencies over time in leading international markets following the USDC model and Centre governing standards.

Finally, given the short duration of our reserve assets, this business is structurally set to directly benefit from any rise in interest rates. Our transaction and treasury services business is driven by the increasing use of digital currency for payments, commerce, and treasury needs. This increasing use and adoption is from a wide variety of businesses and primary use cases as we’ve discussed. From new pure play digital native businesses looking to transact only in digital currency to Legacy fiat currency native corporate treasurers looking to access the new digital currency market for greater yield. We monetize these services in the same way as a traditional commercial transaction bank. However, we are building a software-based digital native version of such a traditional bank able to thrive and operate profitably at scale in a future where take rates are significantly lower than those of traditional banks across all products and in a future where payments have largely been commoditized such that basic payments have become a free service on the internet.

Our payments and payouts APIs monetize the fiat to digital currency flows and the digital to fiat currency flows with well-established payments charges for each type of transaction whether card, wire or ACH. These flows will only increase as more and more activity takes place in the digital currency ecosystem. There are also usage and subscription fees. Our account APIs monetize the account infrastructure and our Circle Yield product and our DeFi API make a take rate on the capital deployed by our business customers into the digital currency markets with Circle acting in the role of trusted intermediary.

Note that our take rates are notably less than the net interest margin earned by the traditional banking system which should enable us to thrive in competition with these Legacy businesses over the long term. While these treasury services have only just been launched, we have a significant waiting list built without any marketing to date and we expect to scale rapidly, particularly as we introduce new and even more innovative services and as businesses overall hold more and more currency in the digital asset ecosystem.

Our SeedInvest business is driven by the growing democratization of the capital markets and the growth of direct to investor offerings on the internet creates significant and growing network effect. We earn an investment banking take rate on the capital raised and in addition take modest equity stakes in many of our customers as part of our fee. We see significant opportunity driven by the exponential growth and adoption of USDC and by the growing business interest in using digital currency for transaction and treasury needs. We expect to have nearly 3,000 business customers by the year end with Circle accounts, the entry point into our suite of internet native financial services. We expect this to grow rapidly to just over 30,000 business customers by the end of 2023. We expect to achieve $115 million of revenue in interest income in 2021 and we expect our revenue in interest income to grow rapidly to over 800 million in 2023 given the strength of customer demand for our products and services.

Our businesses have highly attractive unit economics with substantial operating leverage which will deliver accelerating profitability as we scale over time. We expect to achieve positive adjusted EBITDA in 2023 and to achieve very attractive longer term adjusted EBITDA margins of 35%. We have significant existing client demand for our products and services and are raising substantial capital in order to further invest to both capitalize on this demand, create incremental demand and rapidly scale.

We plan substantial investments in product and technology, expanding our engineering and product teams to support global scaling, new product development and core infrastructure innovation. We will invest in demand generation and customer success to support product rollouts and international expansion as well as in broad-based corporate brand and product marketing.

We will take a highly targeted approach to corporate development and partnerships seeking to surgically accelerate our expansion plans where it makes strategic and economic sense to do so, for example, acquiring key licenses to accelerate time to market or investing to deepen and accelerate commercial partnerships.

We also hold ourselves to the highest of regulatory standards in risk management discipline. As we expand, we will and expect to hold risk and regulatory capital to support our operations and licenses and business model expansion.

Jeremy, let me turn it back to you for some closing remarks.

Jeremy Allaire:	Thanks, Jeremy. We’re at an incredibly exciting time in the history and journey of Circle in the history and evolution of digital currency and blockchain infrastructure. We’re still at the beginning stages of digital currency and blockchain’s redefining money itself, payments, and ultimately financial services delivery. We’ve already built massive network effects with USDC and that’s enabling accelerating adoption not just of USDC but of the other services that we’re able to bring to businesses and monetize.

USDC itself is one of the fastest growing dollar digital currencies in the world in a very strategic position as this change in the financial system takes hold. We’ve been rapidly building out a differentiated product suite that serves a wide array of customer use cases across customer size, customer industry segment and geography. We’ve also built a sustainable business model that’s demonstrated by our incredibly strong industry position, our history of excellent execution, building products for strong unit economics that can ultimately deliver very strong shareholder value.

This is a team of executive leadership and leadership across the board and the company with decades of experience in internet technology, digital currency, fintech financial services and other disciplines that are critical to building this particular type of company in this particular market opportunity. As noted throughout, we’ve built a business model that’s attractive with an economic model that can scale, that can deliver high growth and ultimately very strong levels of profitability. With that, this concludes our presentation. Thank you.